                                                Filed Pursuant to Rule 424(b)(3)
                                                          SEC File No. 333-38491

                    Supplement No. 7 Dated August 27, 1999
                                      to
                Prospectus Dated December 29, 1997 Relating to
$185,000,000 Principal Amount Of 4 1/2% Convertible Subordinated Notes Due 2004
                    And The Shares Of Common Stock Issuable
             Upon Conversion Thereof Of Halter Marine Group, Inc.


     All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus dated December 29, 1997 (the "Prospectus"), forming a part of the Registration Statement on Form S-3, File No. 333-38491. Any cross references in this supplement refer to portions of the Prospectus.

     The purpose of this supplement is to provide additional information regarding the Selling Securityholders.

     In addition to the Selling Securityholders named in the Prospectus, the following table sets forth the name of each additional Selling Securityholder and relationship, if any, with the Company and (i) the amount of Notes owned by each additional Selling Securityholder as of the most recent date for which the Company obtained such information from the respective Selling Securityholder,
(ii) the maximum amount of Notes which may be offered for the account of such Selling Securityholder under the Prospectus, (iii) the amount of Common Stock owned by each Selling Securityholder as of the most recent date for which the Company obtained such information from the respective Selling Securityholder, and (iv) the maximum amount of Common Stock which may be offered for the account of such Selling Securityholder under the Prospectus.

                                                                   PRINCIPAL                COMMON                 COMMON
                                                                   ---------                ------                 ------
                                       PRINCIPAL                   AMOUNT OF              STOCK OWNED               STOCK
                                       ---------                   ---------              -----------               -----
    NAME OF SELLING                    AMOUNT OF                 NOTES OFFERED              PRIOR TO               OFFERED
    ---------------                    ---------                 -------------              --------               -------
    SECURITYHOLDER                    NOTES OWNED                    HEREBY                OFFERING (1)            HEREBY (2)
    --------------                    -----------                    ------                ------------            ----------
J.P. Morgan & Co. Inc........        $    6,000,000               $ 6,000,000                194,376                 190,467

Merrill Lynch, Pierce,
 Fenner & Smith, Inc.........        $    4,000,000               $ 4,000,000                126,984                 126,984

Paloma Securities
LLC (3)......................        $      500,000               $   500,000                 15,873                  15,873
                                     --------------               -----------                -------                 -------

                                     $10,500,000.00               $10,500,000                337,233                 333,324
                                     ==============               ===========                =======                 =======

(1) Includes the shares of Common Stock into which the Notes held by such Selling Securityholder are convertible at the Conversion Price. The Conversion Price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes - Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.

(2) Assumes conversion into Common Stock of the full amount of Notes held by the Selling Securityholder at the Conversion Price and the offering of such shares by such Selling Securityholder pursuant to this Prospectus. The Conversion Price and the number of shares of Common Stock issuable upon conversion of the Notes is subject to adjustment under certain circumstances. See "Description of Notes - Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.

(3) This information replaces the information pertaining to such Selling Securityholder in the Prospectus.

     Because the Selling Securityholders may, pursuant to the Prospectus, offer all or some portion of the Notes and Common Stock they presently hold or, with respect to Common Stock, have the right to acquire upon conversion of such Notes, no estimate can be given as to the amount of the Notes and Common Stock that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes and Common Stock since the date on which they provided the information regarding their Notes and Common Stock, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

     The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Securityholders in supplements to this Prospectus.

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